Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter 2017 Financial Results

PITTSBURGH, July 27, 2017 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for the second quarter of 2017. The Bank recorded net income of $88.0 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on July 28, 2017.

“Once again, we are pleased to report a strong quarter for our cooperative,” said Winthrop Watson, President and Chief Executive Officer. “Our success is driven by member activity, which is the key focus of our mission, reflecting the relevance of our products.”

Highlights for the second quarter of 2017 include:

Net income of $88.0 million
Net interest income of $110.4 million
Advances at $74.1 billion
Letters of credit at $19.5 billion
Retained earnings at $1.1 billion

Operating Results

The Bank’s net income totaled $88.0 million for the second quarter of 2017, compared to $67.0 million for the second quarter of 2016. This $21.0 million increase was driven primarily by higher net interest income and lower net losses on derivatives and hedging activities, partially offset by lower net gains on trading securities. Net interest income was $110.4 million for the second quarter of 2017, an increase of $16.8 million compared to $93.6 million in the second quarter of 2016. Higher net interest income was primarily due to interest income on higher average advance balances partially offset by interest expense on higher average consolidated obligation balances. The amount of offsetting interest expense on consolidated obligations was reduced by improved funding spreads. Net interest income was also positively influenced by higher interest income on Federal funds sold, investment securities, and mortgage loans held for portfolio, offset by a reduction in net prepayment fees on advances. Net losses on derivatives and hedging activities were $4.3 million in the second quarter of 2017 and $16.4 million in the second quarter of 2016, an improvement of $12.1 million. Net gains on trading securities were $5.3 million in the second quarter of 2017, a decrease of $5.6 million compared to $10.9 million in the second quarter of 2016. Second quarter 2017 performance allowed the Bank to set aside $9.8 million for affordable housing programs.

For the six months ended June 30, 2017, net income was $174.8 million compared to $123.5 million for the same prior-year period, an increase of $51.3 million. The increase was primarily due to higher net interest income and higher noninterest income. Net interest income was $218.7 for the first six months of 2017, an increase of $43.7 million compared to $175.0 million in the same period in 2016. The increase was primarily driven by interest income on higher average advance balances partially offset by interest expense on higher average consolidated obligation balances. The amount of offsetting interest expense on consolidated obligations was reduced by improved funding spreads. Net interest income was also positively influenced by higher interest income on Federal funds sold, investment securities, and mortgage loans held for portfolio, offset by a reduction in net prepayment fees on advances. Noninterest income was $19.7 million in the first six months of 2017 compared to $2.2 million in the same period of 2016. This $17.5 million increase was driven by improvement in net gains (losses) on derivatives and hedging activity partially offset by lower net gains on trading securities in 2017 and gains from sales of available-for-sale securities in 2016 that did not recur in 2017. Total other expense increased $4.6 million in the first six months of 2017 compared to the prior-year period, primarily due to higher compensation and benefits expense.

Balance Sheet Highlights

At June 30, 2017, total assets were $100.8 billion, compared with $101.3 billion at December 31, 2016. The decrease was primarily due to lower advances and securities purchased under resale agreements, partially offset by increased short-term liquidity balances, which include cash and Federal funds sold. Advances totaled $74.1 billion at June 30, 2017, a decrease of $2.7 billion compared to $76.8 billion at December 31, 2016.

Total capital at June 30, 2017, was $4.9 billion compared to $4.8 billion at December 31, 2016. Total retained earnings at June 30, 2017, were $1.1 billion, an increase of $91.2 million compared to $986.2 million at December 31, 2016. Total retained earnings at June 30, 2017, included $249.5 million of restricted retained earnings compared with $214.5 million of restricted retained earnings at December 31, 2016. At June 30, 2017, FHLBank Pittsburgh had total regulatory capital of $4.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period April 1, 2017, to June 30, 2017, and credited to stockholders’ accounts on Friday, July 28, 2017.

Detailed financial information regarding second quarter 2017 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on August 9, 2017.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

	June 30,	December 31,
Condensed Statement of Condition	2017	2016
ASSETS:
Cash and due from banks	$4,010.4	$3,587.6
Federal funds sold	6,075.0	3,222.0
Securities purchased under agreements to resell	500.0	2,000.0
Trading securities	403.8	395.2
Available-for-sale (AFS) securities	9,221.8	9,038.1
Held-to-maturity securities	2,527.4	2,566.1
Advances	74,080.2	76,808.7
Mortgage loans held for portfolio, net of allowance for credit losses of $6.3 and $6.2, respectively	3,537.5	3,390.7
All other assets	472.5	251.6

Total assets	$100,828.6	$101,260.0

LIABILITIES:
Consolidated obligations, net	$94,839.7	$95,656.3
All other liabilities	1,056.7	809.8

Total liabilities	95,896.4	96,466.1
CAPITAL:
Capital stock	3,732.6	3,755.4
Retained earnings	1,077.4	986.2
Accumulated other comprehensive income	122.2	52.3

Total capital	4,932.2	4,793.9

Total liabilities and capital	$100,828.6	$101,260.0

	Three months ended June 30,		Six months ended June 30,
Condensed Statement of Income	2017	2016	2017	2016
Total interest income	$348.5	$247.6	$657.8	$472.4
Total interest expense	238.1	154.0	439.1	297.4

Net interest income	110.4	93.6	218.7	175.0
Provision (benefit) for credit losses	(0.1)	0.2	(0.1)	0.4
Gains (losses) on trading securities	5.3	10.9	7.6	28.2
Gains on sales of AFS securities	—	—	—	12.7
Gains (losses) on derivatives and
hedging	(4.3)	(16.4)	0.1	(52.0)
All other income (loss)	6.0	6.8	12.0	13.3
All other expense	19.7	20.3	44.2	39.6

Income before assessments	97.8	74.4	194.3	137.2
Affordable Housing Program assessment	9.8	7.4	19.5	13.7

Net income	$88.0	$67.0	$174.8	$123.5